Exhibit 10.1

AMENDMENT TO THE
INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of December 8, 2025, to the Investment Management Trust Agreement (as defined below) is made by and between YHN Acquisition I Limited (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement, dated September 17, 2024 (the “Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein; and

WHEREAS, at a Shareholders Meeting of the Company held on December 8, 2025, the Company’s shareholders approved a proposal to amend the Trust Agreement to provide the Company the right to extend the date on which to commence liquidating the Trust Account three (3) times for an additional three (3) months each time from December 19, 2025 to September 19, 2026 by depositing into the trust account an aggregate amount of $150,000 for each three-month extension.

NOW THEREFORE, IT IS AGREED:

1.	Preamble. A new WHEREAS clause is added in the preamble of the Trust Agreement as follows:

“WHEREAS, if a Business Combination is not consummated within the initial 15-month period following the closing of the IPO, the Company’s insiders or their affiliates or designees may extend such period by three times for three-month periods each time, up to a maximum of 24 months in the aggregate, by depositing $150,000 into the Trust Account (as defined below) no later than the 15 month anniversary of the IPO for the first Extension, the 18 month anniversary of the IPO for the second Extension, or the 21 month anniversary of the IPO for the third Extension (each, an “Applicable Deadline”), as applicable, for each three-month extension (each, an “Extension”);”

2.	Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account (x) only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer or Chairman of the board of directors of the Company (the “Board”) and, in the case of a Termination Letter in a form substantially similar to that attached hereto as Exhibit A, acknowledged and agreed to by Lucid Capital Markets, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by the Trustee by the 15-month anniversary after the closing of the IPO (“Closing”) or, (y) in the event that the Company has validly extended the time to complete the Business Combination for up to 24 months from the closing of the IPO, pursuant to the Company’s Amended and Restated Memorandum and Articles of Association, but has not completed the Business Combination within the applicable monthly anniversary of the Closing (“Last Date”), or (z) upon the end of a 30-day cure period after the date any additional amount of funds were required to be deposited in the Trust Account for an extension of such date as provided for in this Agreement, without a shareholder vote, the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Shareholders as of the Last Date.”

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3.	A new paragraph (n) is added in Section 1 of the Trust Agreement as follows:

“(n) Upon receipt of an extension letter (“Extension Letter”) substantially similar to Exhibit G hereto prior to the Applicable Deadline, signed on behalf of the Company by an executive officer, and receipt of the dollar amount specified in the Extension Letter on or prior to the Applicable Deadline, the Trustee shall follow the instructions set forth in the Extension Letter.”

4.	Section 3(h) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(h) Upon receiving the written request of a Public Shareholder to do so at any time after the date hereof, provide such Public Shareholder with a copy of any instruction provided to the Trustee pursuant to Section 1(i) along with any Notification (as defined in Exhibit A), Instruction Letter (as defined in Exhibit A), applicable flow of funds memorandum (or similar document), or any other notice delivered to the Trustee by the Company regarding the disbursement of Property from the Trust Account resulting in the Property left in the Trust Account being less than $10.05 per public share issued and outstanding, plus any amount per public share issued and outstanding eventually deposited on account of any Extension, which, in each case, shall specify to whom the Property shall be disbursed (such written notice, a “Disbursement Notice” and the date such Public Shareholder receives a Disbursement Notice, a “Disbursement Notice Date”). Each Disbursement Notice shall be delivered to such Public Shareholder at least two business days prior to the disbursement of any Property pursuant to Section 1(i) and no Property shall be disbursed from the Trust Account prior to the date that is two business days from the applicable Disbursement Notice Date.”

5.	Section 3(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) At the request of any Public Shareholder who has removed shares from street name and holds such shares either in certificated or book-entry form and, except if such shares are held in book-entry form, delivered such certificated shares to the Trustee for purposes of redemption in connection with a Business Combination, concurrently with the delivery of such shares, solely if such shares are certificated, to the Trustee, send an irrevocable written instruction letter in the form of Exhibit E to the Trustee directing the Trustee to disburse no less than $10.05 per public share issued and outstanding (plus the amount per public share issued and outstanding deposited in the Trust Account pursuant to any Extension Letter) to such Public Shareholder.”

6.	Section 3(k) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(l) Promptly following the Applicable Deadline, disclose   whether or not the term the Company has to consummate a Business Combination has been extended;”

7.	Section 7(c) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(c) This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. Except for Sections 1(i), 1(k), 1(l), 1(m), 3(i), 3(j), 7(c) and 7(h) (which may only be amended with the approval of the holders of at least 50% or more of the ordinary shares present or represented at the meeting, no par value, of the Company voting together as a single class, provided that all Public Shareholders must be given the right to receive a pro-rata portion of the trust account (no less than $10.05 per public share issued and outstanding plus the amount per public share issued and outstanding deposited in the Trust Account pursuant to any Extension Letter) in connection with any such amendment), this Agreement or any provision hereof may only be changed, amended or modified by a writing signed by each of the parties hereto; provided, however, that no such change, amendment or modification may be made without the prior written consent of Lucid Capital Markets. As to any claim, cross-claim or counterclaim in any way relating to this Agreement, each party waives the right to trial by jury. The Trustee may require from Company counsel an opinion as to the propriety of any proposed amendment.”

8.	Exhibit G. A new Exhibit G s added in the Trust Agreement as follows:

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EXHIBIT G

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, New York 10004

Attn: Francis Wolf & Celeste Gonzalez

Re: Trust Account - Extension Letter

Dear Mr. Wolf and Ms. Gonzalez:

Pursuant to Section 1(n) of the Investment Management Trust Agreement between YHN Acquisition I Limited (“Company”) and Continental Stock Transfer & Trust Company, dated as of September 17, 2024 (“Trust Agreement”), as amended, this is to advise you that the Company is extending the time available in order to consummate a Business Combination for an additional three (3) months, from _______ to _________ (the “Extension”).

This Extension Letter shall serve as the notice required with respect to Extension prior to the Applicable Deadline. Capitalized words used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby authorize you to deposit $[__], which will be wired to you, into the Trust Account investments upon receipt.

This is the _____ of up to three Extension Letters.

Very truly yours, YHN ACQUISITION I LIMITED By : ________________________ Name: Title:

cc:       Lucid Capital Markets, LLC

9.	All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

10.	This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature shall be deemed to be an original signature for purposes of this Amendment.

11.	This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 7(c) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

12.	This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

YHN ACQUISITION I LIMITED

By:	/s/ Poon Man Ka, Christy
Name:	Poon Man Ka, Christy
Title:	Chief Executive Officer

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